Exhibit 99.1

For Immediate Release

XPLORE Announces $2.8 Million

Order from Major Oil & Gas Exploration Company

Austin, Texas — January 31, 2012 - Xplore Technologies Corp. (OTCQB: XLRT) (“Xplore” or the “Company”), a manufacturer of award-winning rugged tablet PCs, announced today that it has received a purchase order from one of the largest conventional oil and natural gas producers in North America for the purchase of over $2.8 million in the Company’s iX104C5 rugged tablet computers. These C5 tablets are expected to be delivered during the first half of calendar 2012 and will be used to improve the productivity of the customer’s field operations.

“Xplore has received increased interest in our tablets from the oil and gas industry, as our computers are certified to be safe from the very hazardous conditions that are inherent in this market,” said Mark Holleran, President and Chief Operating Officer of Xplore.  Holleran noted “Xplore’s iX104C5s have been built to withstand the most demanding conditions, including the safe use in flammable situations specific to the oil and gas industry.  Xplore’s C5 computers are safely rated at one of the highest levels for use in hazardous situations, particularly those in which sparks have the potential to ignite a fire or explosion.  This rating has opened up a significant new market in the oil and gas industry for our products,” said Mark Holleran.

Philip S. Sassower, the Company’s Chairman of the Board and Chief Executive Officer, said:  “We believe the best-in-class feature set of our C5 tablets clearly differentiate Xplore from the rest of the competition.  This is the second significant order the Company has received in the past six months, and it follows the completion of a pilot program that successfully demonstrated the performance and reliability of the Xplore rugged tablets.”

About Xplore Technologies®

Xplore (www.xploretech.com) is engaged in the business of developing integrating and marketing mobile wireless Tablet PC computing systems.  The Company’s products enable the extension of traditional computing systems to a range of field and on-site personnel, regardless of location or environment.  Using a range of wireless communication mediums together with the Company’s rugged computing products, the Company’s end-users are able to receive, collect, analyze, manipulate and transmit information in a variety of environments not suited to traditional non-rugged computing devices.  The Company’s end-users are in markets that include utility, warehousing/logistics, public safety, field service, transportation, manufacturing, route delivery, military and homeland security.

Xplore Contact Information:

For Media or U.S. Investor Information Contact:

Martin Janis & Company, Inc.

Beverly Jedynak

Tel: (312) 943-1123 (Direct)

Email:bjedynak@janispr.com

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect Xplore’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made including those factors detailed from time to time in filings made by Xplore with securities regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Xplore does not intend and does not assume any obligation to update these forward-looking statements.